SW/CC

SPA/MMS

11 August, 20089 August, 2008

SALE AND PURCHASE AGREEMENT

between

SOVEREIGN WEALTH CORPORATION

and

SOVEREIGN MANAGEMENT INTERNATIONAL LIMITED

and

THE PARTIES SET OUT IN SCHEDULE 1 HERETO

in relation to the acquisition by Sovereign Management International Limited of all of the shares in and claims against Capital Supreme (Proprietary) Limited

SW/CC

SPA/MMS

11 August, 20089 August, 2008

1.

Definitions

In this Agreement unless the context indicates otherwise –

1.1.

“the Accounting Policies” means the accounting policies, principles, practices and methods applied consistently in the preparation of the audited accounts of the Company up to and including its financial year which ended on 29 February 2008;

1.2.

“Agreement” means this Sale and Purchase Agreement and the Schedules hereto;

1.3.

“Auditors” means the Company’s auditors, being Vincent Laubscher & Associates, 63 Main Road, Bordeaux, Randburg, 2194, Republic of South Africa;

1.4.

the “Company” means Capital Supreme (Proprietary) Limited, a company incorporated in the Republic of South Africa under Registration Number 2004/001519/07, and whose registered address is at Unit 5, Willowcrest Office Estate, van Hoof Street, Willow Brook Ext 27, Johannesburg  Republic of South Africa;

1.5.

the “Cash Payment Date” means the 5th business day after the date on which SW Shares are either listed on the American Stock Exchange or transferred to the Capital Markets Sector of the NASDAQ Exchange;

1.6.

“Conditions” means the conditions precedent referred to in Clause 4.1 below;

1.7.

the “Closing Date" means the fifth business day after the Conditions have been fulfilled or 25 August 2008, whichever is the later date;

1.8.

“EBITDA” means earnings before interest and tax, depreciation and amortisation;

1.9.

“EBITDA Percentage Achieved” means the actual EBITDA achieved by the Company during the Warranty Period (as determined in terms of Clause 8.5 below) expressed as a percentage of R37 000 000,00;

1.10.

the “Effective Date” means 15 August 2008;

1.11.

“the Effective Date Accounts” means the audited financial statements of the Company as at and for the 5,5 month period ended on the Effective Date, referred to in Clause 5 below;

1.12.

the “Escrow Account” means a bank account to be opened with an Escrow Agent to be agreed, and which is to be used for the funds referred to in Clauses 6.2.2 and 7 below;

1.13.

the "Interim Period" means the period between the Signature Date and the Closing Date;

1.14.

"Prime Rate" means the publicly quoted prime overdraft rate per annum, calculated daily and compounded monthly in arrear, ruling from time to time at which the Standard Bank of South Africa Limited lends on overdraft, and a certificate purporting to be signed by a manager of that bank stating the prime overdraft rate charged by it from time to time shall be prima facie proof of the contents of that certificate;

1.15.

the “Profit Warranty” means the profit warranty given by the Sellers to the Purchaser and which is referred to in Clause 8.1 below;

1.16.

the "Purchaser" means Sovereign Management International Limited, a company incorporated in the British Virgin Islands under Company No 1472607 and whose registered address is at Palm Grove House, PO Box 438, Road Town, Tortola, British Virgin Islands;

1.17.

the “Sale Shares” means all the shares in the issued share capital of the Company, being 100 ordinary shares of R1,00 each and owned by the Sellers collectively in the numbers and percentages set out in Schedule 1 hereto;

1.18.

the “Sale Claims” means all amounts due by the Company to the Sellers collectively on loan account at the Closing Date;

1.19.

the “Sale Equity” means the Sale Shares and the Sale Claims;

1.20.

 “the Sellers” means, collectively, the persons listed in Schedule 1 hereto, and who are -

1.20.1.

Riaan Casper Groenewald, a South African citizen with the following Identity Number 730201 5017 083, and with the following residential address - 3 Forest Place, Moepel Street, Roodekrans, Roodepoort, 1724, Gauteng, South Africa;

1.20.2.

Edward Gordon Groenewald, a South African citizen with the following Identity Number 701006 5063 085, and with the following residential address - 7 Troupant Close, Randpark Ridge, 2156, Gauteng, South Africa;

1.20.3.

Johann Venter, a South African citizen with the following Identity Number 710601 5013 098, and with the following residential address - 35 Forsyth Crescent, Noordheuwel Ext 4, Krugersdorp, Gauteng, South Africa:

1.20.4.

Gideon Jacobus Van der Vyver, a South African citizen with the following Identity Number 760907 5034 083, and with the following residential address - 196 River Bushwillow, Willowbrook, Ruimsig, Roodepoort, 1724, Gauteng, South Africa;

1.20.5.

Gavin Jonathan Penkin, a South African citizen with the following Identity Number 620831 5051 089, and with the following residential address - 1 Liebenberg Road, Constantia Kloof, Florida Hills, 1716, Gauteng, South Africa.

1.21.

the "Signature Date" means the date of last signature of this Agreement by all the parties hereto;

1.22.

"Sovereign Wealth" means Sovereign Wealth Corporation, a company incorporated in the state of Delaware, United States of America and whose registered address is at 3328 Granada Avenue, San Diego, California, 92104, United States of America;

1.23.

"SW Shares" means ordinary shares having a par value of US$0.001 each in the capital of Sovereign Wealth;

1.24.

the “SW Group” means Sovereign Wealth and its subsidiaries from time to time;

1.25.

the “Transaction” the transaction described in this Agreement, in terms of which the Sellers will sell the Sale Equity to the Purchaser;

1.26.

the “Warranty Accounts” means audited financial statements of the Company for the 18 month period which will end on the Warranty End Date, and which are to be prepared in accordance with Clauses 8.3 to 8.9 below;

1.27.

the "Warranty Call Option" means the call option in respect of the Warranty Call Option Shares referred to in Clause 6.4 below;

1.28.

the "Warranty Call Option Shares" means 2 000 000 (two million) SW Shares;

1.29.

the “Warranty End Date” means 15 February 2010, being 18 months after the Effective Date;

1.30.

the “Warranty Period” means the period commencing on the Effective Date and ending on the Warranty End Date.

2.

Preamble

The parties record that –

2.1.

the authorised and issued share capital of the Company is R100,00 divided into 100 ordinary shares of R1,00, and the Sellers are the registered and beneficial owners of the Sale Shares (being all the issued shares in the capital of the Company) in the numbers and percentages set out opposite each of their names in Schedule "1" hereto;

2.2.

the Company is a supplier and maintainer of multi-media advertising technology and related services on a mobile platform;

2.3.

Sovereign Wealth is a publicly traded USA company and its shares are listed on the Pink Sheets of the NASDAQ Stock Exchange and the SW Group is focussed on the international market for mobile phone products and services;

2.4.

the Purchaser, which is a wholly-owned member of the SW Group, wishes to acquire all of the shares in and shareholders claims against the Company in order to add the Company's technology offerings and business model to the businesses of the SW Group, and the Sellers are willing to sell those shares and claims to the Purchaser on the terms and conditions set out in this Agreement.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS

3.

Sale and Assignment

The Sellers hereby -

3.1.

sell to the Purchaser, which hereby purchases from the Sellers, the Sale Shares;

3.2.

assign to the Purchaser, which hereby accepts such assignment, the Sale Claims;

all with effect from the Effective Date, at the price and on the terms and conditions set out in this Agreement.

4.

Conditions Precedent

4.1.

This Agreement is subject to the fulfilment of the following conditions precedent –

4.1.1.

that, to the extent necessary, the written consent of the Exchange Control Department of the South African Reserve Bank is received approving the transaction;

4.1.2.

that, to the extent necessary, the shareholders of Sovereign Wealth approve the Transaction;

4.1.3.

that, to the extent necessary, the written approval(s) of all applicable regulatory authorities are obtained;

4.1.4.

that each of the Sellers (with the exception of Gavin Penkin) enters into a new employment agreement with the Company or an addendum to his existing employment agreement with the Company so as to ensure that the provisions of Clauses 14.1 and 14.2 below are included in such agreements, which new agreements or addenda must be in a form reasonably acceptable to the Purchaser.

4.2.

Should the Conditions not be fulfilled by 15 August 2008, or by such other date as the parties may in writing agree, then this Agreement shall terminate and be of no further force or effect and none of the parties shall have any claim against the others in respect thereof.

4.3.

The parties shall use their respective best endeavours to procure that the Conditions are fulfilled.

4.4.

The parties record that the condition precedent referred to in Clause 4.1.4 above has been inserted for the benefit of the Purchaser only and, accordingly, may be waived in whole or in part by the Purchaser giving written notice thereof to the Sellers.

5.

Effective Date Accounts

5.1.

The Sellers shall procure that by no later than 1 October 2008 a full set of financial statements for the Company as at and for the 5,5 month period ending on the Effective Date shall be prepared, subject to the provisions of this Agreement.  The cost of the preparation of such financial statements shall be borne by the Company.

5.2.

The Sellers warrant to the Purchaser that the Effective Date Accounts will –

5.2.1.

be prepared in accordance with the Companies Act 1973, as amended and all other applicable South African legislation;

5.2.2.

take into account and be prepared in accordance with generally accepted accounting principles and practice in South Africa;

5.2.3.

include adequate provisions/accruals for all the liabilities of the Company at the Effective Date (whether actual or contingent) including, without limitation, provisions/accruals for leave pay, bonus pay, accruals due in respect of abnormal employment contracts and unfunded pensionable services, and provisions for products to be supplied or services to be rendered after the Effective Date in respect of which payment has been received or which have been invoiced prior to the Effective Date;

5.2.4.

include adequate provisions/accruals for all income and any other taxation of any nature whatsoever (including penalties and interest thereon) which may be levied on or become payable by the Company at any time after the Effective Date which arise from any period prior to the Effective Date;

5.2.5.

be unqualified in all respects;

5.2.6.

subject to Clauses 5.2.1 to 5.2.5, be prepared in accordance with the Accounting Policies.

5.3.

For the purposes of the Effective Date Accounts the assets of the Company shall be shown at the following values –

5.3.1.

the value of each item of the fixed assets shall be its original cost to the Company (excluding any revaluation) less depreciation thereon;

5.3.2.

the value of all immovable property shall be its original cost to the Company, provided that should the directors of the Company revalue any such immovable property prior to the effective date, then the value shall be such the amount of such re-valued property, as reflected in a certificate signed by the directors of the Company;

5.3.3.

the accounts receivable shall be shown at their face values less an adequate provision for bad and doubtful debtors;

5.3.4.

the value of the stock-in-trade shall be the lower of cost or net realisable value, less an adequate provision for damaged, obsolete and slow-moving stock.

5.4.

After the Effective Date Accounts have been duly prepared and then reviewed and signed by the Auditors, they shall be signed by the Sellers and a copy shall be delivered by the Sellers to the Purchaser by no later than 1 September 2008.

6.

Purchase Price and Payment

6.1.

The purchase price of the Sale Shares and the Sale Claims is, subject to the provisions of Clauses 8.2 and 6.4 below, R25 000 000,00 (twenty five million rand), which amount shall be allocated, firstly, to the Sale Claims at their par value on the Closing Date and, thereafter, to the Sale Shares.

6.2.

The purchase price referred to in Clause 6.1 above shall be paid by the Purchaser to the Sellers as follows –

6.2.1.

R15 000 000,00 (fifteen million rand) shall be paid by the Purchaser to the Sellers in cash on the Cash Payment Date;

6.2.2.

R10 000 000,00 (ten million rand) shall be paid by the Purchaser in cash into the Escrow Account on the Cash Payment Date, and shall be dealt with in the manner set out in Clause 7 below.

6.3.

Any amount of the purchase price not paid on due date shall bear interest at the Prime Rate, which interest shall be paid together with the payment of the late portion of the purchase price.

6.4.

Should the Profit Warranty be achieved then, as an increase in the purchase price and in addition to the provisions of Clauses 7 and 8 below, the Purchaser undertakes to grant to the Sellers the call option to purchase from it (or from a third party holder of SW Shares nominated by the Purchaser) the Warranty Call Option Shares (being 2 000 000 SW Shares) for a total consideration of R1 000 000.00 (one million rand) on the terms and conditions set out in Clauses 6.5 and 6.6 below.  It is recorded that as at the Signature Date SW Shares are trading on the NASDAQ stock exchange at US$5.00 per share.

6.5.

The Warranty Call Option -

6.5.1.

may only be exercised by the Sellers if the Profit Warranty has been met;

6.5.2.

may, subject to Clause 6.5.1 above, be exercised by the Sellers giving the Purchaser written notice to that effect at any time during the 14 day period after the finalisation of the Warranty Accounts in terms of Clause 8.9 below.

6.6.

Should the Warranty Call Option be exercised in terms of Clause 6.5.2 above, then -

6.6.1.

the Purchaser shall procure that the Warranty Call Option Shares are delivered to the Sellers in negotiable form within 7 days of the notice referred to in Clause 6.5.2 above against payment by the Sellers of the amount of R1 000 000.00 (one million rand);

6.6.2.

the Sellers shall be free to dispose of the Warranty Call Option Shares immediately after receipt thereof.

7.

The Escrow Account

7.1.

The R10 000 000,00 referred to in Clause 6.2.2 shall be held in the Escrow Account during the Warranty Period and the funds shall be placed on call at the best rates available in secure deposits and all interest received shall be reinvested.  At the end of the Warranty Period the total funds (capital plus interest) in the Escrow Account (“the Total Escrow Funds”) shall be dealt with as follows –

7.1.1.

should the Sellers achieve the Profit Warranty, then the Total Escrow Funds shall be transferred and paid to the Sellers;

7.1.2.

should the Sellers fail to achieve the Profit Warranty, then that percentage of the Total Escrow Funds as is equal to the EBITDA Percentage Achieved shall be transferred and paid to the Sellers and the balance of the Total Escrow Funds shall be transferred and paid to the Purchaser.

7.2.

Should the parties fail to agree upon who shall act as the Escrow Agent (as envisaged in Clause 1.12 above) by the Closing Date, then the Escrow Agent shall be appointed by Mr Randy Gruber of Gruber & Co. (1025 Marion Cove Drive, Lake St Louis, Missouri, United States of America) in his sole and absolute discretion, and the fees and costs of the Escrow Agent shall be paid out of the Total Escrow Funds.

8.

The Profit Warranty and the Warranty Accounts

8.1.

The Sellers hereby warrant to the Purchaser that the EBITDA of the Company in respect of the Warranty Period, as determined from the Warranty Accounts, shall be not less than R37 000 000,00 (thirty seven million rand).

8.2.

Should the Sellers –

8.2.1.

achieve the Profit Warranty, then the provisions of Clause 7.1.1 shall apply;

8.2.2.

fail to achieve the Profit Warranty, then the purchase price referred to in Clause 6.1 above shall be reduced by an amount equal to “A” in the formula set out below and the provisions of Clauses 7.1.2 shall apply.

The Formula is as follows –

A  =  B - [C × B]

Where -

A =

The amount by which the purchase price is to be reduced

B =

25 000 000

C =

the EBITDA Percentage Achieved

8.3.

The Sellers shall procure that within a period of not more than 30 days from the Warranty End Date a full set of financial statements for the Company, as at and for the 18 month period ending on the Warranty End Date shall be prepared, subject to the provisions of this Agreement.  The cost of the preparation of such financial statements shall be borne by the Sellers.

8.4.

The Sellers warrant to the Purchaser that, subject to Clause 8.10 below, the Warranty Accounts will be prepared in accordance with the provisions of Clauses 5.2 and 5.3 mutatis mutandis, except that –

8.4.1.

any reference to the "Effective Date" shall instead be a reference to the "Warranty End Date";

8.4.2.

any reference to the "Effective Date Accounts" shall instead be a reference to the "Warranty Accounts";

8.4.3.

those accounts shall exclude all profits and/or losses made or incurred during the Warranty Period which are of a capital nature.

8.5.

The Auditors shall, together with the preparation of the Warranty Accounts, prepare a statement (“the Audit Statement”) setting out the EBITDA of the Company for the Warranty period.

8.6.

After the Warranty Accounts and the Audit Statement have been duly prepared and then reviewed and signed by the Auditors, they shall be signed by the Sellers and a copy shall be delivered by the Sellers to the Purchaser within 45 days after the Warranty End Date, to enable the Purchaser’s own auditors to review them, and, if necessary, to raise any queries and discuss any matters arising out of it with the Auditors.  The Purchaser shall be entitled to review and to make copies of all of the Company’s books and records used in the preparation of the Warranty Accounts as well as the Auditors' working papers.

8.7.

The Purchaser shall be obliged to sign the Warranty Accounts and the Audit Statement and return them to the Sellers within a period of 14 days from the date of receipt thereof by the Purchaser, unless the Purchaser declares a dispute by written notice to the Sellers given within that 14 day period and setting out all the differences and amounts in dispute so that they can be identified.

8.8.

If the Purchaser declares a dispute in accordance with Clause 8.7 then –

8.8.1.

the differences and only the differences set out in its notice given in terms of Clause 8.7 shall be referred to PriceWaterhouseCoopers Inc. (90 Elgin Road, Sunninghill, Sandton, 2146, Republic of South Africa) (“the Independent Auditors”) for determination and the Independent Auditors shall act as experts and not as arbitrators and their decision shall, in the absence of manifest error, be final and binding on the parties.  The cost of the Independent Auditors shall be borne by the Purchaser and the Sellers in equal shares unless those auditors determine otherwise;

8.8.2.

immediately after the determination of the difference to be determined in accordance with Clause 8.8.1 the Warranty Accounts which have been delivered to the Purchaser in terms of Clause 8.6 shall be amended to give effect, if necessary, to the determination made in terms of Clause 8.8.1 and to any other change which the parties may agree upon and shall then be signed by both parties.

8.9.

The Warranty Accounts as signed by the Purchaser and the Sellers in terms of Clauses 8.6 and 8.7 or Clause 8.8.2 shall, in the absence of manifest error, be final and binding on them, subject to the provisions of this Agreement.

8.10.

The parties -

8.10.1.

record that it is the intention of the parties, after the implementation of this Agreement, to procure that the Company will grant to an SW Group company ("the SW Licensee") a master licence agreement in terms of which the Company will grant the SW Licensee the right to use and sub-licence the right to use certain of the technology and intellectual property of the Company for an appropriate royalty to be paid to the Company;

8.10.2.

agree that an amount equal to all income generated by the SW Licensee during the Warranty Period as a result of the utilisation by the SW Licensee of the master licence agreement referred to above and after the deduction of all expenses incurred by the SW Licensee in connection therewith, shall, for the purposes of the Warranty Accounts only, be deemed to be included in the income of the Company for the Warranty Period.

9.

Closing and Interim Period

9.1.

On the Closing Date representatives of the parties shall meet at the offices of the Company and the Sellers shall deliver the following documents to the Purchaser –

9.1.1.

appropriate documentation to reflect the registration of the Sale Shares into the name of the Purchaser or its nominee(s);

9.1.2.

a written cession of the Sale Claims into the name of the Purchaser or its nominee(s);

9.1.3.

if and to the extent required by the Purchaser, the written resignation of the Sellers and their nominees on the board of directors of the Company;

9.1.4.

a duly passed resolution of the Company appointing the Purchaser’s nominees to the board of directors of the Company;

9.1.5.

the written resignation of the Auditors, secretary and public officer of the Company, if and to the extent required by the Purchaser;

9.1.6.

a resolution by the directors of the Company approving the transfer of the Sale Shares to the Purchaser;

9.1.7.

the Memorandum, Articles of Association and Certificate of Incorporation of the Company as well as the Share Register, Minute Books and all other books, documents and records of the Company.

9.2.

The Sellers warrant to the Purchaser and undertake that during the Interim Period -

9.2.1.

the business of the Company will be carried on in the ordinary and usual course as regards the nature, scope and manner of conducting that business and that no transaction outside the ordinary course of business will be carried out or liability incurred without the prior written consent of the Purchaser;

9.2.2.

there will be no material adverse change in the affairs of the Company or its business;

9.2.3.

they shall keep the Purchaser informed at all times of the state of affairs of the Company and its business;

it being recorded that the conclusion by the Company of master licence agreements in respect of the its technology and intellectual property ("MLA's") with its customers during the above period shall be regarded as being in the ordinary and usual course of business, provided that such MLA's are concluded using the standard MLA's used by the Company for all such customers, examples of which have been given to the Purchaser.

10.

Risk and benefit

The risk in and benefit of the Sale Shares shall be deemed to have passed from the Sellers to the Purchaser on the Effective Date.

11.

Representations and Warranties by the Purchaser

The Purchaser represents and warrants to the Sellers that, as at the Signature Date and on the Closing Date -

11.1.

the Purchaser is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing is recognized in the Purchaser’s jurisdiction of incorporation) under the laws of the British Virgin Islands.  The Purchaser has the corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of the Purchaser.  This Agreement is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

11.2.

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby -

11.2.1.

will not violate any provision of the Articles of Association of the Purchaser;

11.2.2.

will not violate any law, regulation, order or decree of any public body or authority by which the Purchaser or any of its properties or assets is bound; and

11.2.3.

will not result in a violation or breach of, or constitute a default under, any license, permit, agreement or other instrument to which the Purchaser is a party, or by which the Purchaser or any of its properties or assets is bound;

11.2.4.

no claim, action, proceeding or investigation is pending or, to the knowledge of the Purchaser, threatened against the Purchaser which seeks to delay or prevent the consummation of the transactions contemplated hereby.

12.

Warranties and Indemnities given by the Sellers

12.1.

Subject to the provisions of Clause 12.3, the Sellers hereby give the Purchaser the warranties set out in Schedule "2" hereto.

12.2.

Each warranty given by the Sellers in terms of Schedule "2" and elsewhere in terms of this Agreement shall be a separate warranty and shall in no way be limited or restricted by the provisions of any other warranty.

12.3.

The Sellers’ warranties referred to in Clause 12.1 are given subject to all the disclosures set out in Schedule "3" hereto (“the Disclosure Schedule”) and to the following limitations -

12.3.1.

the liability of the Sellers shall be limited to and shall not exceed the total purchase price referred to in Clause 6.1 above plus interest thereon at the Interest rate from the date paid (or deemed paid) by the Purchaser to the Sellers until the date that any liability is settled;

12.3.2.

the Purchaser shall only be entitled to assert claims against the Sellers if the damage in each case exceeds R250 000,00; provided however that should the total amount of damages claimed by the Purchaser exceed R500 000,00 then the Purchaser may claim the full amount of such damages, ie including the de minimus amount;

12.3.3.

claims by the Purchaser in respect of incorrect or unfulfilled warranties shall become time barred on 25 August 2010, provided that -

12.3.3.1.

claims in relation to the matters referred to in Clause 1 of Schedule "2" shall only become time barred on 25 August 2018;

12.3.3.2.

claims in relation to the matters referred to in Clause 8 of Schedule "2" shall only become time barred 3 months after the relevant tax has become legal and binding and can no longer be appealed against;

it being recorded that if the Purchaser has given written notice of any claim under the above warranties (which notice describes the nature of the claim in reasonable detail) then the limitation period of the claim in question shall be suspended for a period of 6 months beyond the deadline referred to above, whereafter it shall be finally time barred unless legal action for its recovery has been instituted by the Purchaser.

12.4.

The Sellers hereby indemnify and hold the Purchaser and the Company harmless against –

12.4.1.

any liability (actual or contingent) of the Company which arises from any cause whatsoever at any time before or on the Effective Date other than liabilities disclosed or provided for in the Effective Date Accounts;

12.4.2.

all income and other taxation (including penalties and interest thereon) or any nature whatsoever which may be levied on or become payable by the Company, or which may become payable by the Purchaser, as a result of –

12.4.2.1.

any provision for taxation shown in the Effective Date Accounts being insufficient for that purpose;

12.4.2.2.

the South African Revenue Authorities re-opening any assessment for any period in respect of the Company up to the Effective Date.

12.5.

The Purchaser undertakes that if any taxation referred to in Clause 12.4.2 is levied on the Company, the Sellers will be given details thereof within 7 business days after the receipt of assessment and if so required by the Sellers, the Company will oppose, to the extent required of it, the levying of the taxation, provided that –

12.5.1.

the Purchaser is first furnished with security to its satisfaction for the payment of the tax, interest thereon and all costs (attorney and client) of the opposition to the levying of the tax and all costs which may be awarded against the Purchaser or the Company as a result of the opposition;

12.5.2.

if that security is not provided, then the Purchaser will be entitled to pay the tax in question and recover the full amount paid from the Sellers,

and for that purpose the Company will allow the Sellers’ authorised representatives reasonable access to its accounts, documents and records.

13.

Joint and Several Liability

All of the obligations of the Sellers to the Purchaser under this Agreement shall be joint and several.

14.

Employment and Non Compete Obligations

Each of the Sellers hereby undertakes to the Purchaser that -

14.1.

he is currently employed by the Company on a full-time basis in terms of a written employment contract, a full and complete copy of which has been provided to the Purchaser, provided that the provisions of this sub-clause shall not apply in respect of Gavin Penkin;

14.2.

during the period from the Closing date until 1 August 2011 he will continue in the employment of the Company and will not resign unless otherwise so agreed with the Purchaser, provided that the provisions of this sub-clause shall not apply in respect of Gavin Penkin;

14.3.

during the period of his employment by the Company and for a period of twenty four months thereafter he will not, either for his own account and whether alone or jointly with anyone else or as representative or agent of anyone else, carry on or be engaged, interested or concerned in, whether financially or otherwise and whether directly or indirectly in South Africa, in any business which competes with the Company or any other business carried on by the SW Group which carries on business in the same or similar areas to those carried on by the Company; or act as a consultant or advisor to any such business; or directly or indirectly finance any such business.

14.4.

during the period of his employment by the Company and for a period of twenty four months thereafter he will not, either for his own account and whether alone or jointly with anyone else or as representative or agent of anyone else –

14.4.1.

solicit or sell or supply or attempt to sell or supply to any customer who was a regular customer of the Company any product or service which is the same as or similar to or otherwise competes with any product or service which was being sold or supplied by the Company at the Closing Date; or

14.4.2.

solicit business from or enter into any agreement with any supplier, licensor or principal with whom the Company does business;  or

14.4.3.

employ or solicit the employment of any employees of the Company (including employees of the Company whose employment may have terminated during the six month period before and the six month period after the Closing Date; or

14.4.4.

reveal to any person, firm or corporation any of the trade secrets or confidential information concerning the Company, its operations and affairs and shall not use or attempt to use any such information in any manner which may injure or cause loss to the Purchaser or the Company.

14.5.

The Sellers agree that –

14.5.1.

the restraints set out above are reasonable as to the activities restrained and the area and duration for which those activities are restrained, in order to protect the Purchaser’s proprietary interests;

14.5.2.

each of the restraints set out in Clauses 14.3 and 14.4 is separate and devisable from all other restraints;

14.5.3.

if any one or more of the separate or divisible restraints set out above is or are invalid or unenforceable for any reason, the validity of the other restraints shall not be affected; and

14.5.4.

each of the separate and divisible restraints set out above may, if it goes too far to be enforceable, nonetheless be enforced to such lesser extent as may reasonably be required by the Purchaser and it shall be interpreted accordingly.

15.

Undertaking by the Purchaser and Sovereign Wealth

Sovereign Wealth and the Purchaser undertake to use all reasonable endeavours to support and assist the management of the Company in order to expand the business of the Company on an international basis, including into the USA, Korean, Chinese and European markets.  Any profits generated by the Company from these markets and clients shall be included in the income of the Company for the purposes of determining the Profit Warranty.

16.

Release of Obligations

16.1.

The Sellers -

16.1.1.

record that Schedule "4" hereto contains a list of guarantees and suretyships given by the Sellers (or certain of them) to third parties in respect of obligations of the Company to such third parties (the "Guarantees");

16.1.2.

warrant to the Purchaser that each of the Guarantees is contained in a written document, a copy of which has been given to the Purchaser, and warrant that that the Sellers have not received any notification of any claim or anticipated claim under the Guarantees nor are they aware of any facts which may give rise thereto.

16.2.

The Purchaser hereby undertakes to use all reasonable endeavours to procure the release of the Sellers from their obligations under the Guarantees, provided that if the Purchaser is unable to so procure the release of the Sellers then the Purchaser hereby indemnifies the Sellers and holds them harmless against any claim under the Guarantees.

17.

Breach

17.1.

The Sellers shall be entitled to cancel this Agreement summarily by giving written notice to that effect to the Purchaser if the Purchaser fails to pay on due date any amount which becomes due and payable in terms of this Agreement and remains in default for 14 days after receiving written notice from the Sellers to remedy the default.

17.2.

Should the Purchaser commit any other breach of this Agreement, the Sellers shall not be entitled to cancel it unless the breach is material and cannot be remedied adequately by the payment of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within 14 days after the Purchaser receives written notice from the Sellers to remedy the breach.

17.3.

Should the Sellers commit any breach of this Agreement, the Purchaser shall not be entitled to cancel it unless the breach is material and cannot be remedied adequately by the payment of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within 14 days after the Sellers receive written notice from the Purchaser to remedy the breach.

17.4.

The remedies of each party in terms of this Clause 17, shall not be exhaustive and shall be in addition and without prejudice to any other remedies it has under or in consequence of this Agreement.

18.

ANNOUNCEMENTS

No party shall make any public announcement or statement about this Agreement or its contents without first having obtained the others' prior written consent (which may not be unreasonably withheld) to the announcement or statement and to its contents, provided that the Purchaser or Sovereign Wealth shall be entitled to make such announcements as may be required by any stock exchange on which it may be listed.

19.

Non Variation

No alteration or variation to, or consensual cancellation of, this Agreement shall be of any force or effect unless it is recorded in writing and signed by all the parties to this Agreement.

20.

Arbitration

20.1.

All disputes arising in connection with or arising out of this Agreement shall be finally settled in English in Geneva under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with those rules.

20.2.

The parties agree that the fact that any dispute has been referred to arbitration and the contents of the arbitration procedure and the outcome thereof shall be kept confidential.

21.

Governing Law

The validity of this Agreement, its interpretation, the respective rights and obligations of the parties and all other matters arising in any way out of this undertaking or its performance shall be determined in accordance with the laws of the Republic of South Africa.

22.

Language of Contract

The parties agree that English shall be the language of this Agreement and that all disputes and proceedings under this Agreement shall be conducted in English.

23.

General

23.1.

Any latitude or extension of time which may be allowed by any party shall not under any circumstances whatsoever act as an estoppel or be a waiver of that party’s rights hereunder.

23.2.

The parties to this Agreement undertake to treat all matters relating to this Agreement and the schedules hereto as being confidential and, therefore, shall not, without the written approval of the others, disclose the provisions hereof to any third party who or which does not have a legitimate interest in the contents thereof.

23.3.

This Agreement constitutes the entire contract between the parties relating to the subject matter hereof and no other conditions, warranties, guarantees and representations shall be of any force or effect other than those which are included herein.

23.4.

All the transactions and arrangements contemplated in this Agreement constitute one indivisible transaction.

24.

Interpretation

24.1.

In this Agreement, unless the context requires otherwise –

24.1.1.

words importing any one gender shall include the other two genders;

24.1.2.

the singular shall include the plural and vice versa;

24.1.3.

a reference to natural persons shall include created entities (corporate and unincorporated) and vice versa.

24.1.4.

a reference to natural persons shall include created entities (corporate and unincorporated) and vice versa;

24.1.5.

"day" means any day other than a Saturday, Sunday or any official public holiday within South Africa, the United States of America or Switzerland;

24.1.6.

any reference to an enactment is to that enactment as at the date of signature hereof and as amended or re-enacted from time to time;

24.1.7.

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of this Agreement;

24.1.8.

when any number of days is prescribed in this Agreement, that number of days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or official public holiday, in which event the last day shall be the next succeeding day which is not a Saturday, Sunday or official public holiday;

24.1.9.

expressions or words defined in this Agreement shall bear the same meaning in the schedules to this Agreement which do not themselves contain definitions.

24.2.

The headings in this Agreement have been inserted for convenience only and shall not be used for nor assist or affect its interpretation.

25.

Domicilium and Notices

25.1.

Each party chooses the address set out below as the address at which all notices and other communications must be delivered for the purposes of this Agreement –

25.1.1.

the Purchaser at c/o BasTrust Corporation Limited, 24 Route des Acacias, 1227 Les Acacias – Geneva, Switzerland, or by telefax at telefax no. +41 22 318 8119 and marked “For the Attention Mr S Richard”, with a copy to Sovereign Wealth as provided for in Clause 25.1.2 below;

25.1.2.

Sovereign Wealth at 3328 Granada Avenue, San Diego, California, 92104, United States of America or by telefax at telefax no. +1 619 568 3148, and marked “For the Attention of Ms Trish Malone”

25.1.3.

the Sellers at Unit 5, Willowcrest Office Estate, van Hoof Street, Willow Brook Ext 27, Johannesburg  Republic of South Africa or by telefax at telefax no. +27866 728 365, and marked “For the Attention of Mr Johann Venter.

25.2.

Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax.

25.3.

Any notice to a party contained in a correctly addressed envelope and delivered by hand to a responsible person during ordinary business hours at its chosen address, shall be deemed to have been received on the date of delivery,

25.4.

Any notice sent by telefax to a party at its telefax number shall be deemed (unless the contrary is proved) to have been received –

25.4.1.

if it is transmitted during normal business hours, within 2 hours of transmission;

25.4.2.

if it is transmitted outside normal business hours, within 2 hours of the commencement of normal business hours on the first business day after it is transmitted.

25.5.

Each party chooses the physical address set out opposite its name in Clause 25.1 as the address at which legal process must be delivered for the purpose of this Agreement.

25.6.

The parties shall be entitled at any time to change their addresses for the purposes of this Clause 25 to any other address by giving written notice to that effect to the other.

26.

Costs

Each party shall bear its own costs of and incidental to the negotiating, preparing and drawing of this Agreement.  The Purchaser shall pay any stamp duty which may be payable in respect of the transfer of the Sale Shares.

27.

Counterparts

This Agreement may be executed in two or more counterparts, in which event each counterpart shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

SIGNED at

on

2008.

For: Sovereign Management

International Limited

Jonathan Fox

who declares he is authorised to do so

in terms of a Power of Attorney dated

8 August 2008.

SIGNED at

on

2008.

For:

Sovereign Wealth Corporation

Director

who declares he is authorised to do so

SIGNED at ______________________________ on ____________________ 2008.

______________________________

Riaan Casper Groenewald

SIGNED at ______________________________ on ____________________ 2008.

______________________________

Edward Gordon Groenewald

SIGNED at ______________________________ on ____________________ 2008.

______________________________

Johann Venter

SIGNED at ______________________________ on ____________________ 2008.

______________________________

Gideon Jacobus Van der Vyver

SIGNED at ______________________________ on ____________________ 2008.

______________________________

Gavin Jonathan Penkin

We, the undersigned, hereby agree to be bound by the provisions of the above agreement, insofar as they relate to us

SIGNED at

on

2008.

For: Capital Supreme (Proprietary) Limited

Johann Venter

Director

who declares he is authorised to do so.